Tortoise Capital Resources Corp. Announces Sale of Millennium Midstream Partners, L.P.

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Sept. 16, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that Millennium Midstream Partners, L.P. (Millennium), a portfolio company in which TTO invested $17.5 million, has entered into a definitive agreement to sell its partnership interests to Eagle Rock Energy Partners, L.P. (NASDAQ: EROC), a publicly-traded master limited partnership.  Millennium is expected to distribute substantially all of the net sale proceeds (after repayment of outstanding indebtedness) to its limited partners, including TTO.

TTO’s portion of the initial sale proceeds is expected to be approximately $13.3 million in cash and approximately 628,000 EROC unregistered common units.  Approximately 254,000 of these units will be held in escrow for 18 months.

"Millennium will be the second TTO portfolio company with stock or assets acquired by a publicly-traded MLP this year.  We believe that this further validates our strategy of making private MLP investments,” said Tortoise Capital Resources Corp. President, Ed Russell.  “We also believe that Millennium’s midstream assets located in Texas, Louisiana and offshore Gulf Coast of Mexico will be an excellent addition to EROC’s asset base. This sale adds to our existing investment in EROC which originated before the company went public.”  After this transaction TTO’s portfolio will hold nearly 1.3 million EROC units, including the units held in escrow.

Millennium’s partnership interests are being sold for approximately $181 million in cash and approximately 4.0 million of EROC unregistered common units, subject to customary closing adjustments.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of July 31, 2008, the adviser had approximately $2.6 billion of assets under management.  For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com